CERTIFICATE OF TRUST

                                       OF

                                THE RAMIREZ TRUST


                  This Certificate of Trust is being executed as of June 25, 1998 for the purpose of organizing a business trust pursuant to the Delaware Business Trust Act, 12 Del. C. ss.ss. 3801 et seq.


                  The undersigned hereby certifies as follows:


                  1. Name. The name of the business trust is The Ramirez Trust ("Trust").


                  2. Registered Investment Company. The Trust is or will become a registered investment company under the Investment Company Act of 1940, as amended.


                  3. Registered Office and Registered Agent. The registered office of the Trust in the State of Delaware is located at 1013 Centre Road, Wilmington, Delaware 19805-1297. The name of the registered agent of the Trust for service of process at such location is Corporation Service Company.

                  4. Notice of Limitation of Liabilities of Series. Notice is hereby given that the Trust is or may hereafter be constituted a series trust. The debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to any particular series shall be enforceable against the assets of such series only, and not against the assets of the Trust generally.


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                  IN WITNESS WHEREOF, the undersigned, being all the trustees of the Trust, have duly executed this Certificate of Trust as of the day and year first above written.


                                               Trustees



                                           /s/ Peter J. O'Rourke
                                           ---------------------
                                               Peter J. O'Rourke


                                           /s/ Debra Jacob Nachlis
                                           -----------------------
                                               Debra Jacob Nachlis

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